EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:  Press:       Frank D. Filipo
   Executive Vice President &
   Chief Operating Officer
   (631) 208-2400

 Investor:  Brian K. Finneran
                   Executive Vice President &
                   Chief Financial Officer
                  (631) 208-2400
4 West Second Street Riverhead, NY 11901 (631) 208-2400 (Voice) - (631) 727-3214 (FAX) invest@suffolkbancorp.com

SUFFOLK BANCORP REPORTS SECOND QUARTER 2014 RESULTS

2Q 2014 Highlights
•Net income increases by 36.2% to $3.8 million versus second quarter 2013
•Total loans outstanding increase by 5.8% versus first quarter 2014 and 33.5% versus second quarter 2013
•Total demand deposits increase by 6.8% versus first quarter 2014 and 13.2% versus second quarter 2013
•Average cost of funds declines to 0.16% in second quarter 2014 from 0.17% in first quarter 2014 and 0.21% in second quarter 2013
•Tangible book value per share increases by 12.8% to $15.22 at June 30, 2014 versus comparable 2013 date

Riverhead, New York, July 22, 2014 — Suffolk Bancorp (the "Company") (NASDAQ - SUBK), parent company of Suffolk County National Bank (the "Bank"), today reported net income of $3.8 million, or $0.32 per diluted common share, for the second quarter of 2014 compared to $2.8 million, or $0.24 per diluted common share, a year ago. For the six months ended June 30, 2014, the Company recorded net income of $7.5 million, or $0.64 per diluted common share, versus $5.5 million, or $0.47 per diluted common share for the comparable 2013 June year-to-date period.

The 36.2% improvement in second quarter 2014 earnings versus 2013 resulted from several factors, most notably a $1.7 million increase in net interest income in 2014 coupled with an increase in non-interest income of $214 thousand. Partially offsetting these positive factors was a $460 thousand increase in total operating expenses in 2014 coupled with a $250 thousand increase in the provision for loan losses versus the comparable 2013 period.  The increase in operating expenses in 2014 when compared to the prior year was largely due to a $1.7 million expense credit recorded in the second quarter of 2013 resulting from the termination of a post-retirement life insurance plan in that period.

President and CEO Howard C. Bluver stated, "I am very pleased with our results in the second quarter, as we experienced both strong financial results and accelerating momentum. The expansion strategies we have consistently articulated for both our lending and deposit businesses are working as envisioned.

"First, our lending businesses continued the strong performance that began in 2013. Quarter over quarter sequential growth in our total loan portfolio was approximately $66 million in the second quarter, from $1.13 billion on March 31, 2014 to $1.20 billion on June 30, 2014, a 5.8% increase. Total loans at the end of the second quarter represented a 33.5% increase from the comparable period in 2013. It is also gratifying to report that our pipeline of potential new business is quite robust in both our traditional markets on the east end of Long Island, as well as in the Melville and Garden City loan production offices that we opened as the initial phase of our western expansion. In addition, we see signs of economic strength and recovery in our core markets, which is encouraging for the future.

PRESS RELEASE July 22, 2014 Page 2 of 14

"Second, our deposit businesses experienced a particularly strong second quarter. Total demand deposits at June 30, 2014 were $676 million, compared to $633 million at March 31, 2014 and $598 million at June 30, 2013, increases of 6.8% and 13.2%, respectively. Similar growth was reflected in average demand deposits for the same periods, which increased to $649 million in the second quarter of 2014 from $611 million in the first quarter and $593 million for the comparable period in 2013, increases of 6.3% and 9.4%, respectively. This growth came from both our traditional branch network on the east end of Long Island, including the Hamptons, which has experienced a strong start to the summer season, as well as deposits that are coming from new commercial loan customers generated by our lending teams. As a result of the successful strategy of protecting and enhancing our eastern Long Island franchise while expanding into attractive markets to the west, 43% of our total deposits on June 30, 2014 were demand deposits. This drove our extraordinarily low cost of funds of 16 basis points during the quarter, resulting in a strong core net interest margin of 4.05%."

Mr. Bluver continued, "Third, credit quality during the second quarter was strong and continues to be a top priority for us, notwithstanding the fact that the competitive environment for high quality lending customers is fierce. During the second quarter, total non-accrual loans declined to 1.16% of total loans, compared to 1.24% at March 31, 2014 and 1.92% for the comparable period in 2013.  Further, a substantial majority of our $14 million in non-accrual loans are well collateralized and have in place negotiated workout agreements with cooperative borrowers. Early delinquencies (30-89 days past due), which we manage aggressively as a potential harbinger of future credit issues, continue to be well controlled at 36 basis points. We also believe we are well reserved given the risks in our loan portfolio and the economic environment in our markets. Our allowance for loan losses at June 30, 2014 was $18.5 million, or 1.55% of total loans and 133% of total non-accrual loans.

"Finally, we continue to make progress on aggregate expenses, which have come down over the last few quarters even as our loan and deposit growth has accelerated. The many initiatives we have completed over the past two years to reduce expenses are bearing fruit and we are seeing improvement in operating efficiency notwithstanding the investments we have made in people, office space and technology upgrades to support our western expansion. Our management team is committed to continued expense reductions and improvement in our efficiency ratio, and we are confident in our ability to continue to deliver in these areas over time."

Performance and Other Highlights
•
Asset Quality – Total non-accrual loans were $14 million or 1.16% of loans outstanding at June 30, 2014 versus $15 million or 1.42% of loans outstanding at December 31, 2013 and $17 million or 1.92% of loans outstanding at June 30, 2013. Total accruing loans delinquent 30 days or more were 0.36% of loans outstanding at June 30, 2014 versus 0.33% of loans outstanding at December 31, 2013 and 0.44% of loans outstanding at June 30, 2013. Net loan recoveries of $491 thousand were recorded in the second quarter of 2014 versus net loan recoveries of $224 thousand in the first quarter of 2014 and net loan charge-offs of $541 thousand in the second quarter of 2013. The allowance for loan losses totaled $18.5 million at June 30, 2014, $17.3 million at December 31, 2013 and $17.3 million at June 30, 2013, representing 1.55%, 1.62% and 1.93% of total loans, respectively, at such dates. The allowance for loan losses as a percentage of non-accrual loans was 133%, 114% and 101% at June 30, 2014, December 31, 2013 and June 30, 2013, respectively. The Company held no other real estate owned ("OREO") at any of the reported periods.

•
Capital Strength – The Company's capital ratios continue to exceed all regulatory requirements. The Company's Tier 1 leverage ratio was 10.27% at June 30, 2014 versus 9.81% at December 31, 2013 and 9.76% at June 30, 2013. The Company's total risk-based capital ratio was 14.53% at June 30, 2014 versus 15.02% at December 31, 2013 and 15.99% at June 30, 2013. The Company's tangible common equity ratio (non-GAAP financial measure) was 10.06% at June 30, 2014 versus 9.68% at December 31, 2013 and 9.49% at June 30, 2013.

•
Core Deposits – Core deposits, consisting of demand, N.O.W., saving and money market accounts, totaled $1.3 billion at June 30, 2014 and December 31, 2013 and $1.2 billion at June 30, 2013. Core deposits represented 85%, 85% and 83% of total deposits at June 30, 2014, December 31, 2013 and June 30, 2013, respectively. Demand deposits increased by 7.6% to $676 million at June 30, 2014 versus $629 million at December 31, 2013 and increased by 13.2% versus $598 million at June 30, 2013. Demand deposits represented 43%, 42% and 41% of total deposits at June 30, 2014, December 31, 2013 and June 30, 2013, respectively.

PRESS RELEASE July 22, 2014 Page 3 of 14

•	Loans – Loans outstanding at June 30, 2014 increased by 11.8% to $1.20 billion when compared to December 31, 2013 and by 33.5% from $895 million outstanding at June 30, 2013.

•
Net Interest Margin – Net interest margin was 4.13% in the second quarter of 2014 versus 4.21% in the first quarter of 2014 and 3.83% in the second quarter of 2013. Excluding the receipt of interest income on loans returning to accrual status, the Company's core net interest margin was 4.05% in the second quarter of 2014. The average cost of funds improved to 0.16% in the second quarter of 2014 versus 0.17% in the first quarter of 2014 and 0.21% in the second quarter of 2013.

•
Performance Ratios – Return on average assets and return on average common stockholders' equity were 0.87% and 8.55%, respectively, in the second quarter of 2014 versus 0.89% and 8.81%, respectively, in the first quarter of 2014, and 0.68% and 6.71%, respectively, in the second quarter of 2013.

Earnings Summary for the Quarter Ended June 30, 2014
The Company recorded net income of $3.8 million during the second quarter of 2014 versus $2.8 million in the comparable 2013 period. The improvement in 2014 net income resulted principally from a $1.7 million increase in net interest income in the second quarter of 2014 coupled with an increase in non-interest income of $214 thousand and a lower effective tax rate versus the comparable 2013 period.  Partially offsetting these positive factors were increases in total operating expenses of $460 thousand and the provision for loan losses of $250 thousand in the second quarter of 2014.

The $1.7 million or 12.5% improvement in second quarter 2014 net interest income resulted from a $64 million increase in average total interest-earning assets, coupled with a 30 basis point improvement in the Company's net interest margin to 4.13% in 2014 versus 3.83% in 2013. The Company's second quarter 2014 average total interest-earning asset yield was 4.29% versus 4.02% for the comparable 2013 period. Despite a lower average yield on the Company's loan portfolio, down 64 basis points, in 2014 versus 2013, the Company's average balance sheet mix continued to improve as average loans increased by $294 million (34.5%) versus second quarter 2013 and low-yielding overnight interest-bearing deposits declined by $204 million (80.5%) during the same period. Liquid investments represented 3% of average total interest-earning assets in the first quarter of 2014 versus 16% a year ago. The average securities portfolio decreased by $26 million to $407 million in the second quarter of 2014 versus the comparable 2013 period.  The average yield on the investment portfolio was 3.71% in the second quarter of 2014 versus 3.68% a year ago.  At June 30, 2014, the securities portfolio had an unrealized pre-tax gain of $4.9 million and an estimated weighted average life of 5.2 years.

The Company's average cost of total interest-bearing liabilities declined by seven basis points to 0.28% in the second quarter of 2014 versus 0.35% in the second quarter of 2013. The Company's total cost of funds, historically among the lowest in the industry, declined to 0.16% in the second quarter of 2014 from 0.21% a year ago. The Company's lower funding cost resulted largely from average core deposits of $1.3 billion in 2014, with average demand deposits representing 42% of second quarter average total deposits. Total deposits increased by $103 million or 7.0% to $1.6 billion at June 30, 2014 versus June 30, 2013. Core deposit balances, which represented 85.4% of total deposits at June 30, 2014, grew by $120 million or 9.8% during the same period.

The $250 thousand provision for loan losses recorded during the second quarter of 2014 was due to the growth in the loan portfolio experienced during the past twelve months. The Company did not record a provision for loan losses in the second quarter of 2013.

Non-interest income increased by $214 thousand in the second quarter of 2014 versus the comparable 2013 period.  This improvement was primarily due to a $324 thousand increase in income from the Company's investment in Bank Owned Life Insurance ("BOLI"). The Company made its initial BOLI investment in June 2013. Also contributing to the growth in non-interest income in 2014 was a $110 thousand net gain on sale of premises and equipment and growth in other service charges, commissions and fees (up $79 thousand), principally investment services income and wire transfer fees. Somewhat offsetting these positive factors was a decline in the net gain on the sale of mortgage loans originated for sale of $235 thousand or 77.0%.

PRESS RELEASE July 22, 2014 Page 4 of 14

Total operating expenses increased by $460 thousand or 3.6% in the second quarter of 2014 versus 2013 as the result of a non-recurring $1.7 million expense credit recorded in the second quarter of 2013 due to the termination of a post-retirement life insurance plan in that period. Excluding this one-time item, total operating expenses would have declined by $1.2 million or 8.4% in the second quarter of 2014 when compared to 2013.  Reductions were reflected in several expense categories, most notably branch consolidation costs (down $279 thousand), FDIC assessment (down $256 thousand), occupancy (down $247 thousand), other operating expenses (down $241 thousand) and equipment expense (down $123 thousand). The credit to branch consolidation costs in the second quarter of 2014 resulted from a better than expected outcome on a lease termination negotiation for one of the Bank's closed branches where an expense was recorded in the fourth quarter of 2013. The lower occupancy and equipment costs in 2014 were largely due to the consolidation of the Company's branch network. The reduction in other operating expenses resulted primarily from lower legal expenses and reduced costs associated with fees and subscriptions, data processing and telephone systems.  The year over year increase in employee compensation and benefits expense was solely due to the aforementioned $1.7 million expense credit recorded in 2013 for the termination of the former post-retirement life insurance plan.

The Company recorded income tax expense of $1.0 million in the second quarter of 2014 resulting in an effective tax rate of 21.7% versus an income tax expense of $816 thousand and an effective tax rate of 22.8% in the comparable period a year ago.

Earnings Summary for the Six Months Ended June 30, 2014
The Company recorded net income of $7.5 million during the first six months of 2014 versus $5.5 million in the comparable 2013 period. The improvement in 2014 net income resulted principally from a $3.4 million increase in net interest income in the first half of 2014. Partially offsetting these positive factors was a $500 thousand increase in the provision for loan losses in the first six months of 2014, resulting from growth in loans outstanding, coupled with an increase in the Company's effective tax rate in 2014.

The $3.4 million or 12.2% improvement in June year-to-date 2014 net interest income resulted from a $67 million increase in average total interest-earning assets, coupled with a 28 basis point improvement in the Company's net interest margin to 4.17% in 2014 versus 3.89% in 2013. The Company's average total interest-earning asset yield during the first six months of 2014 was 4.33% versus 4.09% for the comparable 2013 period. Despite lower average yields on the Company's investment and loan portfolios, down 9 basis points and 74 basis points, respectively, in 2014 versus 2013, the Company's average balance sheet mix continued to improve as average loans increased by $296 million (36.2%) versus first half 2013 and low-yielding overnight interest-bearing deposits declined by $218 million (79.8%) during the same period. Liquid investments represented 3% of average total interest-earning assets in the first quarter of 2014 versus 18% a year ago. The average securities portfolio decreased by $12 million to $411 million in the first half of 2014 versus the comparable 2013 period.

The Company's average cost of total interest-bearing liabilities declined by seven basis points to 0.29% in the first six months of 2014 versus 0.36% in the same 2013 period. The Company's total cost of funds, among the lowest in the industry, declined to 0.17% in the first half of 2014 from 0.21% a year ago. The Company's lower funding cost resulted largely from average core deposits of $1.3 billion in 2014, with average demand deposits representing 41% of first half 2014 average total deposits. Average total deposits increased by $89 million or 6.2% during the first six months of 2014 versus 2013. Average core deposit balances represented 84.9% of total deposits during the same 2014 period.

The $500 thousand provision for loan losses recorded in the first half of 2014 was due to the growth in the loan portfolio experienced during the past twelve months. The Company did not record a provision for loan losses in the comparable 2013 period.

Non-interest income declined by $11 thousand in the first half of 2014 versus the comparable 2013 period.  This nominal decrease was principally due to net gain on the sale of premises and equipment of $752 thousand and a $678 thousand increase in income from the Company's investment in BOLI in 2014.  Offsetting a significant portion of these improvements were reductions in 2014 in net gain on the sale of mortgage loans originated for sale (down $668 thousand), net gain on the sale of portfolio loans ($445 thousand) and a $23 thousand net loss on the sale of securities available for sale in 2014 versus a net gain of $392 thousand recorded in 2013.

PRESS RELEASE July 22, 2014 Page 5 of 14

Total operating expenses declined by $32 thousand in the first half of 2014 versus 2013 as the result of reductions in several categories, most notably other operating expenses (down $590 thousand), FDIC assessment (down $506 thousand), branch consolidation costs (down $449 thousand), occupancy (down $356 thousand) and equipment (down $246 thousand). The reduction in other operating expenses resulted primarily from lower OREO expenses and reduced costs associated with legal expenses, fees and subscriptions, data processing and property appraisals. The credit to branch consolidation costs in the first half of 2014 resulted from better than expected outcomes on lease termination negotiations for two of the Bank's closed branches where an expense had previously been recorded in the fourth quarter of 2013.  Largely offsetting the foregoing improvements was a $2.0 million increase in employee compensation and benefits expense due principally to the previously noted $1.7 million expense credit recorded in 2013. Excluding the impact of the 2013 expense credit, employee compensation and benefits expenses rose by $362 thousand or 2.1% in 2014 versus 2013.

The Company recorded income tax expense of $2.2 million in the first six months of 2014 resulting in an effective tax rate of 22.4% versus an income tax expense of $1.3 million and an effective tax rate of 19.2% in the comparable period a year ago. The increase in the Company's effective tax rate in 2014 versus 2013 resulted from growth in taxable income that is taxed at the Company's marginal rate of 39%.

Asset Quality
Non-accrual loans totaled $14 million or 1.16% of total loans outstanding at June 30, 2014 versus $15 million or 1.42% of loans outstanding at December 31, 2013 and $17 million or 1.92% of loans outstanding at June 30, 2013.  The allowance for loan losses as a percentage of total non-accrual loans amounted to 133% at June 30, 2014 versus 114% at December 31, 2013 and 101% at June 30, 2013. Total accruing loans delinquent 30 days or more amounted to $4 million or 0.36% of loans outstanding at June 30, 2014 versus $3 million or 0.33% of loans outstanding at December 31, 2013 and $4 million or 0.44% of loans outstanding at June 30, 2013.
Total criticized and classified loans were $44 million at June 30, 2014, $43 million at December 31, 2013 and $73 million at June 30, 2013. Criticized loans are those loans that are not classified but require some degree of heightened monitoring. Classified loans were $34 million at June 30, 2014, $37 million at December 31, 2013 and $47 million at June 30, 2013. The allowance for loan losses as a percentage of total classified loans was 55%, 47% and 36%, respectively, at the same dates.

At June 30, 2014, the Company had $22 million in troubled debt restructurings ("TDRs"), primarily consisting of commercial and industrial loans, commercial real estate loans and residential mortgages totaling $7 million, $11 million and $4 million, respectively. The Company had TDRs amounting to $16 million at December 31, 2013 and June 30, 2013.

At June 30, 2014, the Company's allowance for loan losses amounted to $18.5 million or 1.55% of period-end loans outstanding. The allowance as a percentage of loans outstanding was 1.62% at December 31, 2013 and 1.93% at June 30, 2013. Net loan recoveries of $491 thousand were recorded in the second quarter of 2014 versus net loan recoveries of $224 thousand in the first quarter of 2014 and net loan charge-offs of $541 thousand in the second quarter of 2013. As a percentage of average total loans outstanding, these net amounts represented, on an annualized basis, (0.17%) for the second quarter of 2014, (0.08%) for the first quarter of 2014 and 0.26% for the second quarter of 2013.

The Company held no OREO at any of the reported periods.

Capital
Total stockholders' equity was $180 million at June 30, 2014 compared to $167 million at December 31, 2013 and $159 million at June 30, 2013. The increase in stockholders' equity versus December 31, 2013 was due to a combination of net income recorded during the first six months of 2014 coupled with a $5 million decrease in accumulated other comprehensive loss, net of tax. The decrease in accumulated other comprehensive loss at June 30, 2014 resulted from the positive impact of a reduction in interest rates in 2014 on the value of the Company's available for sale investment portfolio and the transfer of $48 million in investment securities from available for sale to held to maturity during the first half of 2014. The increase in stockholders' equity versus June 30, 2013 reflects the Company's net income during the past twelve months and the positive impact of a $6 million decrease in accumulated other comprehensive loss, net of tax, during the same period. The Company's return on average common stockholders' equity was 8.68% for the six months ended June 30, 2014 versus 6.70% for the comparable 2013 period.

PRESS RELEASE July 22, 2014 Page 6 of 14

The Bank's Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios were 10.19%, 13.19% and 14.44%, respectively, at June 30, 2014. Each of these ratios exceeds the regulatory guidelines for a "well capitalized" institution, the highest regulatory capital category.

The Company's capital ratios exceeded all regulatory requirements at June 30, 2014. The Company's tangible common equity to tangible assets ratio (non-GAAP financial measure) was 10.06% at June 30, 2014 versus 9.68% at December 31, 2013 and 9.49% at June 30, 2013.

Corporate Information
Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through the Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York and Suffolk Bancorp's wholly owned subsidiary. Organized in 1890, the Bank has 26 branch offices in Nassau and Suffolk Counties, New York. For more information about the Bank and its products and services, please visit www.scnb.com.

Non-GAAP Disclosure
This discussion includes a non-GAAP financial measure of the Company's tangible common equity ("TCE") ratio. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States ("U.S. GAAP"). The Company believes that this non-GAAP financial measure provides both management and investors a more complete understanding of the underlying operational results and trends and the Company's marketplace performance. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other financial institutions.

Safe Harbor Statement Pursuant to the Private Securities Litigation Reform Act of 1995
Certain statements contained in this discussion are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These can include remarks about the Company, the banking industry, the economy in general, expectations of the business environment in which the Company operates, projections of future performance, and potential future credit experience. These remarks are based upon current management expectations, and may, therefore, involve risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control and are subject to a variety of uncertainties that could cause future results to vary materially from the Company's historical performance, or from current expectations. These remarks may be identified by such forward-looking statements as "should," "expect," "believe," "view," "opportunity," "allow," "continues," "reflects," "typically," "usually," "anticipate," or similar statements or variations of such terms. Factors that could affect the Company include particularly, but are not limited to: increased capital requirements mandated by the Company's regulators; the Company's ability to raise capital; competitive factors, including price competition; changes in interest rates; increases or decreases in retail and commercial economic activity in the Company's market area; variations in the ability and propensity of consumers and businesses to borrow, repay, or deposit money, or to use other banking and financial services; results of regulatory examinations or changes in law, regulations or regulatory practices; the Company's ability to attract and retain key management and staff; any failure by the Company to maintain effective internal control over financial reporting; larger-than-expected losses from the sale of assets; and the potential that net charge-offs are higher than expected or for further increases in our provision for loan losses. Further, it could take the Company longer than anticipated to implement its strategic plans to increase revenue and manage non-interest expense, or it may not be possible to implement those plans at all. Finally, new and unanticipated legislation, regulation, or accounting standards may require the Company to change its practices in ways that materially change the results of operations. We have no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document. For more information, see the risk factors described in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Financial Highlights Follow

PRESS RELEASE July 22, 2014 Page 7 of 14

CONSOLIDATED STATEMENTS OF CONDITION
(unaudited, dollars in thousands, except per share data)

	June 30, 2014	December 31, 2013	June 30, 2013
ASSETS
Cash and cash equivalents
Cash and non-interest-bearing deposits due from banks	$62,386	$69,065	$57,423
Interest-bearing deposits due from banks	34,540	62,287	161,973
Federal funds sold	1,102	1,000	1,000
Total cash and cash equivalents	98,028	132,352	220,396
Interest-bearing time deposits in other banks	10,000	10,000	10,000
Federal Reserve Bank, Federal Home Loan Bank and other stock	3,201	2,863	2,916
Investment securities:
Available for sale, at fair value	321,574	400,780	429,843
Held to maturity (fair value of $63,280, $12,234 and $8,024, respectively)	61,839	11,666	7,364
Total investment securities	383,413	412,446	437,207
Loans	1,195,496	1,068,848	895,451
Allowance for loan losses	18,478	17,263	17,293
Net loans	1,177,018	1,051,585	878,158
Loans held for sale	573	175	1,262
Premises and equipment, net	24,070	25,261	27,048
Bank owned life insurance	44,475	38,755	38,042
Deferred taxes	10,956	13,953	16,129
Income tax receivable	1,373	-	5,366
Accrued interest and loan fees receivable	5,607	5,441	5,022
Goodwill and other intangibles	2,986	2,978	2,950
Other assets	3,539	4,007	3,801
TOTAL ASSETS	$1,765,239	$1,699,816	$1,648,297

LIABILITIES & STOCKHOLDERS' EQUITY
Demand deposits	$676,415	$628,616	$597,735
Saving, N.O.W. and money market deposits	662,789	656,366	621,918
Time certificates of $100,000 or more	166,901	158,337	172,988
Other time deposits	62,098	66,742	72,813
Total deposits	1,568,203	1,510,061	1,465,454
Unfunded pension liability	75	258	7,749
Capital leases	4,563	4,612	4,655
Other liabilities	12,093	17,687	11,407
TOTAL LIABILITIES	1,584,934	1,532,618	1,489,265
COMMITMENTS AND CONTINGENT LIABILITIES
STOCKHOLDERS' EQUITY
Common stock (par value $2.50; 15,000,000 shares authorized; issued
13,818,836 shares at June 30, 2014, 13,738,752 shares at December 31, 2013 and June 30, 2013; outstanding 11,653,098 shares at June 30, 2014,
11,573,014 shares at December 31, 2013 and June 30, 2013)	34,548	34,348	34,347
Surplus	43,515	43,280	42,899
Retained earnings	109,764	102,273	95,033
Treasury stock at par (2,165,738 shares)	(5,414)	(5,414)	(5,414)
Accumulated other comprehensive loss, net of tax	(2,108)	(7,289)	(7,833)
TOTAL STOCKHOLDERS' EQUITY	180,305	167,198	159,032
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$1,765,239	$1,699,816	$1,648,297

PRESS RELEASE July 22, 2014 Page 8 of 14

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
INTEREST INCOME
Loans and loan fees	$13,203	$11,250	$26,080	$22,332
U.S. Government agency obligations	591	480	1,219	813
Obligations of states and political subdivisions	1,489	1,489	2,994	2,989
Collateralized mortgage obligations	224	546	474	1,381
Mortgage-backed securities	500	474	1,001	839
Corporate bonds	87	96	177	213
Federal funds sold and interest-bearing deposits due from banks	42	189	88	362
Dividends	35	36	73	75
Total interest income	16,171	14,560	32,106	29,004
INTEREST EXPENSE
Saving, N.O.W. and money market deposits	287	294	579	580
Time certificates of $100,000 or more	234	294	468	594
Other time deposits	103	159	214	341
Borrowings	5	-	5	-
Total interest expense	629	747	1,266	1,515
Net interest income	15,542	13,813	30,840	27,489
Provision for loan losses	250	-	500	-
Net interest income after provision for loan losses	15,292	13,813	30,340	27,489
NON-INTEREST INCOME
Service charges on deposit accounts	944	951	1,947	1,875
Other service charges, commissions and fees	892	813	1,571	1,523
Fiduciary fees	280	263	559	536
Net (loss) gain on sale of securities available for sale	(23)	33	(23)	392
Net gain on sale of portfolio loans	-	3	-	445
Net gain on sale of mortgage loans originated for sale	70	305	163	831
Net gain on sale of premises and equipment	110	-	752	-
Income from bank owned life insurance	366	42	720	42
Other operating income	39	54	81	137
Total non-interest income	2,678	2,464	5,770	5,781
OPERATING EXPENSES
Employee compensation and benefits	8,488	6,746	17,349	15,328
Occupancy expense	1,411	1,658	2,846	3,202
Equipment expense	434	557	883	1,129
Consulting and professional services	639	573	1,190	1,146
FDIC assessment	268	524	535	1,041
Data processing	559	749	1,132	1,216
Accounting and audit fees	110	178	218	199
Branch consolidation costs	(279)	-	(449)	-
Reserve and carrying costs related to Visa shares sold	56	-	115	-
Other operating expenses	1,466	1,707	2,642	3,232
Total operating expenses	13,152	12,692	26,461	26,493
Income before income tax expense	4,818	3,585	9,649	6,777
Income tax expense	1,047	816	2,158	1,299
NET INCOME	$3,771	$2,769	$7,491	$5,478

EARNINGS PER COMMON SHARE - BASIC	$0.33	$0.24	$0.65	$0.47
EARNINGS PER COMMON SHARE - DILUTED	$0.32	$0.24	$0.64	$0.47

PRESS RELEASE July 22, 2014 Page 9 of 14

CONSOLIDATED STATEMENTS OF OPERATIONS
QUARTERLY TREND
(unaudited, dollars in thousands, except per share data)

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2014	2014	2013	2013	2013
INTEREST INCOME
Loans and loan fees	$13,203	$12,877	$12,829	$11,464	$11,250
U.S. Government agency obligations	591	628	607	592	480
Obligations of states and political subdivisions	1,489	1,505	1,509	1,477	1,489
Collateralized mortgage obligations	224	250	295	386	546
Mortgage-backed securities	500	501	514	518	474
Corporate bonds	87	90	91	92	96
Federal funds sold and interest-bearing deposits due from banks	42	46	89	140	189
Dividends	35	38	35	36	36
Total interest income	16,171	15,935	15,969	14,705	14,560
INTEREST EXPENSE
Saving, N.O.W. and money market deposits	287	292	302	308	294
Time certificates of $100,000 or more	234	234	254	280	294
Other time deposits	103	111	126	145	159
Borrowings	5	-	-	-	-
Total interest expense	629	637	682	733	747
Net interest income	15,542	15,298	15,287	13,972	13,813
Provision for loan losses	250	250	1,250	-	-
Net interest income after provision for loan losses	15,292	15,048	14,037	13,972	13,813
NON-INTEREST INCOME
Service charges on deposit accounts	944	1,003	961	964	951
Other service charges, commissions and fees	892	679	839	928	813
Fiduciary fees	280	279	269	279	263
Net (loss) gain on sale of securities available for sale	(23)	-	8	3	33
Net gain on sale of portfolio loans	-	-	-	-	3
Net gain on sale of mortgage loans originated for sale	70	93	89	142	305
Net gain on sale of premises and equipment	110	642	404	-	-
Gain on Visa shares sold	-	-	3,930	3,836	-
Income from bank owned life insurance	366	354	356	357	42
Other operating income	39	42	283	78	54
Total non-interest income	2,678	3,092	7,139	6,587	2,464
OPERATING EXPENSES
Employee compensation and benefits	8,488	8,861	9,053	8,709	6,746
Occupancy expense	1,411	1,435	1,709	1,585	1,658
Equipment expense	434	449	665	616	557
Consulting and professional services	639	551	782	735	573
FDIC assessment	268	267	231	373	524
Data processing	559	573	567	607	749
Accounting and audit fees	110	108	153	152	178
Branch consolidation costs	(279)	(170)	1,614	460	-
Reserve and carrying costs related to Visa shares sold	56	59	515	474	-
Other operating expenses	1,466	1,176	1,693	1,379	1,707
Total operating expenses	13,152	13,309	16,982	15,090	12,692
Income before income tax expense	4,818	4,831	4,194	5,469	3,585
Income tax expense	1,047	1,111	866	1,557	816
NET INCOME	$3,771	$3,720	$3,328	$3,912	$2,769

EARNINGS PER COMMON SHARE - BASIC	$0.33	$0.32	$0.29	$0.34	$0.24
EARNINGS PER COMMON SHARE - DILUTED	$0.32	$0.32	$0.29	$0.34	$0.24

PRESS RELEASE July 22, 2014 Page 10 of 14

STATISTICAL SUMMARY
(unaudited, dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
EARNINGS:
Earnings per common share - diluted	$0.32	$0.24	$0.64	$0.47
Net income	3,771	2,769	7,491	5,478
Net interest income	15,542	13,813	30,840	27,489
Cash dividends per common share	-	-	-	-

AVERAGE BALANCES:
Total assets	$1,735,301	$1,642,946	$1,715,443	$1,621,667
Loans	1,144,006	850,470	1,116,283	819,799
Investment securities	406,732	432,880	411,035	423,289
Interest-earning assets	1,603,742	1,540,188	1,585,499	1,518,945
Demand deposits	648,957	593,437	629,100	578,286
Core deposits (1)	1,304,324	1,203,249	1,291,216	1,183,573
Total deposits	1,536,559	1,453,039	1,520,445	1,431,551
Borrowings	5,878	-	2,955	12
Stockholders' equity	176,849	165,451	174,036	164,910
Common shares outstanding	11,575,322	11,570,450	11,574,174	11,568,410

FINANCIAL PERFORMANCE RATIOS:
Return on average assets	0.87%	0.68%	0.88%	0.68%
Return on average stockholders' equity	8.55%	6.71%	8.68%	6.70%
Average stockholders' equity/average assets	10.19%	10.07%	10.15%	10.17%
Average loans/average deposits	74.45%	58.53%	73.42%	57.27%
Average core deposits/average deposits	84.89%	82.81%	84.92%	82.68%
Average demand deposits/average deposits	42.23%	40.84%	41.38%	40.40%
Net interest margin (FTE)	4.13%	3.83%	4.17%	3.89%
Operating efficiency ratio (2)	67.65%	73.69%	67.81%	77.22%

(1) Total deposits less interest-bearing certificates of deposit.
(2) The operating efficiency ratio is calculated by dividing operating expenses, excluding net gains and losses on sales and writedowns of OREO, by the sum of fully taxable equivalent ("FTE") net interest income and non-interest income, excluding net gains and losses on sales of portfolio loans and available for sale securities.

	June 30, 2014	December 31, 2013	June 30, 2013
CAPITAL RATIOS:
Tier 1 leverage ratio	10.27%	9.81%	9.76%
Tier 1 risk-based capital ratio	13.28%	13.77%	14.73%
Total risk-based capital ratio	14.53%	15.02%	15.99%
Tangible common equity ratio (3)	10.06%	9.68%	9.49%

(3) The ratio of tangible common equity to tangible assets, or TCE ratio, is calculated by dividing total common stockholders' equity by total assets, after reducing both amounts by intangible assets. The TCE ratio is not required by GAAP or by applicable bank regulatory requirements, but is a metric used by management to evaluate the adequacy of our capital levels. Since there is no authoritative requirement to calculate the TCE ratio, our TCE ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry. Tangible common equity and tangible assets are non-GAAP financial measures and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. With respect to the calculation of the actual unaudited TCE ratio as of June 30, 2014, reconciliations of tangible common equity to GAAP total common stockholders' equity and tangible assets to GAAP total assets are set forth below:

Total stockholders' equity	$180,305	Total assets	$1,765,239
Less: intangible assets	(2,986)	Less: intangible assets	(2,986)
Tangible common equity	$177,319	Tangible assets	$1,762,253

PRESS RELEASE July 22, 2014 Page 11 of 14

STATISTICAL SUMMARY (continued)
(unaudited, dollars in thousands, except per share data)

	Periods Ended
	June 30,	December 31,	June 30,
	2014	2013	2013

LOAN DISTRIBUTION (1):
Commercial and industrial	$181,318	$171,199	$179,785
Commercial real estate	487,901	464,560	395,499
Multifamily	245,122	184,624	82,079
Mixed use commercial	26,132	4,797	4,262
Real estate construction	15,601	6,565	10,294
Residential mortgages	176,370	169,552	150,616
Home equity	54,197	57,112	60,951
Consumer	8,855	10,439	11,965
Total loans	$1,195,496	$1,068,848	$895,451

FUNDING DISTRIBUTION:
Demand	$676,415	$628,616	$597,735
N.O.W.	101,914	112,507	98,115
Saving	298,811	300,497	288,417
Money market	262,064	243,362	235,386
Total core deposits	1,339,204	1,284,982	1,219,653
Time	228,999	225,079	245,801
Total deposits	1,568,203	1,510,061	1,465,454
Borrowings	-	-	-
Total funding sources	$1,568,203	$1,510,061	$1,465,454

Total year-to-date cost of funds	0.17%	0.20%	0.21%

EQUITY:
Common shares outstanding	11,653,098	11,573,014	11,573,014
Stockholders' equity	$180,305	$167,198	$159,032
Book value per common share	15.47	14.45	13.74
Tangible common equity	177,319	164,220	156,082
Tangible book value per common share	15.22	14.19	13.49

(1) Excluding loans held for sale.

PRESS RELEASE July 22, 2014 Page 12 of 14

ASSET QUALITY ANALYSIS
(unaudited, dollars in thousands)

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2014	2014	2013	2013	2013
Non-performing assets (1):
Non-accrual loans:
Commercial and industrial	$4,891	$4,843	$5,014	$9,947	$9,597
Commercial real estate	6,776	6,936	7,492	9,505	4,227
Residential mortgages	1,734	1,840	1,897	1,929	2,617
Home equity	501	431	647	1,063	664
Consumer	9	9	133	133	78
Total non-accrual loans	13,911	14,059	15,183	22,577	17,183
Loans 90 days or more past due and still accruing	-	-	-	-	-
Total non-performing loans	13,911	14,059	15,183	22,577	17,183
Non-accrual loans held for sale	-	-	-	-	-
OREO	-	-	-	-	-
Total non-performing assets	$13,911	$14,059	$15,183	$22,577	$17,183
Total non-accrual loans/total loans (2)	1.16%	1.24%	1.42%	2.26%	1.92%
Total non-performing loans/total loans (2)	1.16%	1.24%	1.42%	2.26%	1.92%
Total non-performing assets/total assets	0.79%	0.82%	0.89%	1.31%	1.04%

Troubled debt restructurings (2) (3)	$21,994	$16,076	$16,085	$14,950	$15,861

Activity in the allowance for loan losses:
Balance at beginning of period	$17,737	$17,263	$17,619	$17,293	$17,834
Charge-offs	(234)	(117)	(2,136)	(141)	(1,464)
Recoveries	725	341	530	467	923
Net recoveries (charge-offs)	491	224	(1,606)	326	(541)
Provision for loan losses	250	250	1,250	-	-
Balance at end of period	$18,478	$17,737	$17,263	$17,619	$17,293
Allowance for loan losses/non-accrual loans (1) (2)	133%	126%	114%	78%	101%
Allowance for loan losses/non-performing loans (1) (2)	133%	126%	114%	78%	101%
Allowance for loan losses/total loans (1) (2)	1.55%	1.57%	1.62%	1.76%	1.93%

Net (recoveries) charge-offs:
Commercial and industrial	$(11)	$(177)	$703	$(330)	$368
Commercial real estate	(485)	(12)	301	58	(1)
Residential mortgages	28	(4)	52	(4)	74
Home equity	(18)	(27)	533	(5)	(1)
Consumer	(5)	(4)	17	(45)	101
Total net (recoveries) charge-offs	$(491)	$(224)	$1,606	$(326)	$541
Net (recoveries) charge-offs (annualized)/average loans	(0.17%)	(0.08%)	0.61%	(0.14%)	0.26%

Delinquencies and non-accrual loans as a % of total loans (1):
Loans 30 - 59 days past due	0.24%	0.32%	0.29%	0.31%	0.31%
Loans 60 - 89 days past due	0.12%	0.01%	0.04%	0.15%	0.13%
Loans 90 days or more past due and still accruing	-	-	-	-	-
Total accruing past due loans	0.36%	0.33%	0.33%	0.46%	0.44%
Non-accrual loans	1.16%	1.24%	1.42%	2.26%	1.92%
Total delinquent and non-accrual loans	1.52%	1.57%	1.75%	2.72%	2.36%

(1) At period end.
(2) Excluding loans held for sale.
(3) Troubled debt restructurings on non-accrual status included here and also included in total non-accrual loans are $12,204, $5,445, $5,438, $4,926 and $6,018 at June 30, 2014, March 31, 2014, December 31, 2013, September 30, 2013 and June 30, 2013, respectively.

PRESS RELEASE July 22, 2014 Page 13 of 14

NET INTEREST INCOME ANALYSIS
For the Three Months Ended June 30, 2014 and 2013
(unaudited, dollars in thousands)

	2014			2013
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets:
Interest-earning assets:
Investment securities (1)	$406,732	$3,758	3.71%	$432,880	$3,976	3.68%
Federal Reserve Bank, Federal Home Loan Bank and other stock	3,442	35	4.08	2,926	36	4.93
Federal funds sold and interest-bearing deposits	49,562	42	0.34	253,912	189	0.30
Loans (2)	1,144,006	13,316	4.67	850,470	11,252	5.31
Total interest-earning assets	1,603,742	$17,151	4.29%	1,540,188	$15,453	4.02%
Non-interest-earning assets	131,559			102,758
Total assets	$1,735,301			$1,642,946

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Saving, N.O.W. and money market deposits	$655,367	$287	0.18%	$609,812	$294	0.19%
Time deposits	232,235	337	0.58	249,790	453	0.73
Total saving and time deposits	887,602	624	0.28	859,602	747	0.35
Borrowings	5,878	5	0.35	-	-	-
Total interest-bearing liabilities	893,480	629	0.28	859,602	747	0.35
Demand deposits	648,957			593,437
Other liabilities	16,015			24,456
Total liabilities	1,558,452			1,477,495
Stockholders' equity	176,849			165,451
Total liabilities and stockholders' equity	$1,735,301			$1,642,946
Total cost of funds			0.16%			0.21%
Net interest rate spread			4.01%			3.67%
Net interest income/margin		16,522	4.13%		14,706	3.83%
Less tax-equivalent basis adjustment		(980)			(893)
Net interest income		$15,542			$13,813

(1) Interest on securities includes the effects of tax-equivalent basis adjustments of $867 and $891 in 2014 and 2013, respectively.
(2) Interest on loans includes the effects of tax-equivalent basis adjustments of $113 and $2 in 2014 and 2013, respectively.

PRESS RELEASE July 22, 2014 Page 14 of 14

NET INTEREST INCOME ANALYSIS
For the Six Months Ended June 30, 2014 and 2013
(unaudited, dollars in thousands)

	2014			2013
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets:
Interest-earning assets:
Investment securities (1)	$411,035	$7,608	3.73%	$423,289	$8,024	3.82%
Federal Reserve Bank, Federal Home Loan Bank and other stock	3,155	73	4.67	2,985	75	5.07
Federal funds sold and interest-bearing deposits	55,026	88	0.32	272,872	362	0.27
Loans (2)	1,116,283	26,292	4.75	819,799	22,334	5.49
Total interest-earning assets	1,585,499	$34,061	4.33%	1,518,945	$30,795	4.09%
Non-interest-earning assets	129,944			102,722
Total assets	$1,715,443			$1,621,667

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Saving, N.O.W. and money market deposits	$662,116	$579	0.18%	$605,287	$580	0.19%
Time deposits	229,229	682	0.60	247,978	935	0.76
Total saving and time deposits	891,345	1,261	0.29	853,265	1,515	0.36
Borrowings	2,955	5	0.35	12	-	0.34
Total interest-bearing liabilities	894,300	1,266	0.29	853,277	1,515	0.36
Demand deposits	629,100			578,286
Other liabilities	18,007			25,194
Total liabilities	1,541,407			1,456,757
Stockholders' equity	174,036			164,910
Total liabilities and stockholders' equity	$1,715,443			$1,621,667
Total cost of funds			0.17%			0.21%
Net interest rate spread			4.04%			3.73%
Net interest income/margin		32,795	4.17%		29,280	3.89%
Less tax-equivalent basis adjustment		(1,955)			(1,791)
Net interest income		$30,840			$27,489

(1) Interest on securities includes the effects of tax-equivalent basis adjustments of $1,743 and $1,789 in 2014 and 2013, respectively.
(2) Interest on loans includes the effects of tax-equivalent basis adjustments of $212 and $2 in 2014 and 2013, respectively.